EXHIBIT 21.1

Subsidiaries of Visual Networks, Inc.

Visual Networks Operations, Inc. (DE)

Visual Networks Texas Operations, Inc. (DE)

Visual Networks Insurance (VT)

Visual Networks Ltd. (Bermuda)

Net2Net, LLC (DE)

Visual Networks UK Operations, Inc. (DE)

Avesta Technologies, LLC (DE)

Inverse Network Technology (CA)

Visual Networks Investments, Inc. (CA)

Visual Networks Technologies, Inc. (CA)

Visual Networks, italia Srl (Italy)

Visual Networks International Operations, Inc. (DE)

Avesta Technologies Pte. Ltd. (Singapore)